SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2013 (July 12, 2013)

NEW YORK MORTGAGE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue

New York, New York 10016

(Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

On July 12, 2013, New York Mortgage Trust, Inc. (the “Company”) effected a securitization transaction with an expected term of three years. The transaction involved the financing of certain distressed residential mortgage loans with an aggregate unpaid principal balance of approximately $125.8 million, including performing and reperforming, fixed and adjustable rate, fully amortizing, interest only and balloon, seasoned mortgage loans secured by first liens on one to four family properties.

The transaction involved the issuance of Class A Notes and Class M Notes pursuant to an indenture. The Class A Notes were privately placed with a qualified institutional buyer in a transaction qualifying for resale under Rule 144A. The sale of the Class A Notes resulted in gross proceeds of approximately $75.3 million, and the Company retained the subordinated Class M Notes with an initial principal amount of approximately $12.5 million. The Class A Notes bear interest at a per annum rate equal to 4.25% payable monthly and are scheduled to mature in July 2016, at which time the Issuer may redeem the Class A Notes or retain them as outstanding, although at an increased per annum interest rate.

The Company expects to use the net proceeds from this transaction for general corporate purposes, including funding new investments in accordance with its investment strategy or to repay indebtedness.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 16, 2013	NEW YORK MORTGAGE TRUST, INC. (Registrant) By: /s/ Steven R. Mumma
Steven R. Mumma Chief Executive Officer and President